EXHIBIT 99.1

Sucampo Reports First Quarter 2017 Financial Results

Continued Revenue Growth

Recent Vtesse Acquisition Bolsters Pipeline

Company Reiterates 2017 Guidance

Company to Host Conference Call Today at 8:30 a.m. EDT

ROCKVILLE, Md., May 03, 2017 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today reported consolidated financial results for the first quarter ended March 31, 2017.

Summary of Results	Q1-17	% Increase over Q1-16
Revenue	$56.3M	19%
Net Income GAAP	$4.6M	214%
EPS GAAP – diluted	$0.10	200%
EBITDA	$18.0M	26%
Adjusted Net Income	$13.0M	33%
Adjusted EPS – diluted	$0.23	0%
Adjusted EBITDA	$28.0M	38%

“These results demonstrate a strong start to 2017, highlighted by a continued increase in revenue that demonstrates the strength of our base business,” said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo.  “Our recent acquisition of Vtesse Inc. has provided Sucampo with a late-stage asset with the potential to make an important difference in the lives of those affected by Niemann-Pick Disease Type C1, an orphan disease for which there are currently no approved treatments in the U.S., and to ultimately add value for shareholders. Also, today we are reiterating our confidence in the revised guidance issued following the acquisition of Vtesse, and we believe that our strong cash flows from operations allow for additional, future investment opportunities.”

For the three months ended March 31, 2017, Sucampo reported year-over-year total revenue growth of 19% to $56.3 million.  Product sales revenue increased to $34.2 million, representing year-over-year growth of 28%, and product royalty revenue grew 10% year-over-year to $18.4 million.

Sucampo reported GAAP net income of $4.6 million, or $0.10 per diluted share during the first quarter of 2017, compared to a GAAP net loss of $4.1 million, or ($0.10) per diluted share, during the first quarter of 2016.

Sucampo reported adjusted net income (as defined below) of $13.0 million, or $0.23 per diluted share, during the first quarter of 2017, compared to adjusted net income of $9.8 million, or $0.23 per diluted share, during the first quarter of 2016.

Corporate

  Acquired Vtesse Inc. (Vtesse), a privately-held rare disease company, for upfront consideration of $200.0 million.  Sucampo funded the acquisition through the issuance of 2,782,676 shares of Sucampo Class A common stock and $170.0 million of cash on hand; no external financing was utilized. The acquisition provided Sucampo with VTS-270, currently in a pivotal study for the treatment of Niemann-Pick Disease Type C1 (NPC-1), with results expected in mid-2018.  Effective treatment of NPC remains a high unmet need, with no approved products for patients in the U.S.  VTS-270 has been granted orphan drug designation in both the U.S. and Europe.

  Peter Pfreundschuh, CPA joined Sucampo as Chief Financial Officer.  Peter brings to Sucampo more than 25 years of progressive financial and business experience, including roles in commercial leadership, business development and licensing.

  Jones “Woody” Bryan, Ph.D. joined Sucampo as the new Senior Vice President of Business Development and Licensing.  Through Woody’s more than 25 years of professional experience, he brings to Sucampo expertise in business development and licensing grounded by previous roles in scientific research and product development.

AMITIZA

United States

  AMITIZA total prescriptions in the first quarter of 2017 were 380,943, as reported by IMS, an increase of 5% compared to the first quarter of 2016.  Net sales of AMITIZA, reported by Takeda Pharmaceuticals U.S.A., Inc. (Takeda) for royalty calculation purposes, increased 12% to $102.4 million for the first quarter of 2017, compared to $91.7 million in the same period in 2016.   The increase was due to a mix of volume and pricing.

  Royalty revenue was $18.4 million in the first quarter of 2017 compared to $16.5 million in the same period in 2016, an increase of 12%.

Global Markets

  In Japan, Sucampo’s revenue from sales of AMITIZA to Mylan was $20.0 million for the first quarter of 2017, compared to $14.5 million in the same period in 2016, an increase of 38%.  Unit volume as reported by Mylan grew 33% for the first quarter of 2017 compared to the first quarter of 2016, to 33.8 million units versus 25.5 million units.

First Quarter 2017 Financial Review

  Total revenues were $56.3 million for the first quarter of 2017 compared to $47.2 million in the same period in 2016, an increase of $9.1 million or 19%.  The increase was primarily due to higher AMITIZA sales in Japan.

  EBITDA (as defined below) was $18.0 million for the first quarter of 2017 compared to EBITDA of $14.3 million for the same period in 2016, an increase of 26%.  Adjusted EBITDA (as defined below) was $28.0 million for the first quarter of 2017 compared to $20.2 million in the same period in 2016, an increase of 38%.

  On a GAAP basis, Sucampo reported net income of $4.6 million and diluted EPS of $0.10 during the first quarter of 2017, compared to a net loss of $4.1 million and a diluted EPS of ($0.10) in the same period in 2016. Adjusted net income (as defined below) was $13.0 million, or $0.23 per diluted share, during the first quarter of 2017, compared to adjusted net income of $9.8 million, or $0.23 per diluted share, in the first quarter of 2016.

  Cost of goods sold was $16.9 million for the first quarter of 2017 compared to $23.3 million for the same period in 2016, a decrease of $6.5 million or 28%. The decrease was primarily due to inventory step up expense in Q1 2016.  Excluding intangible asset amortization of $6.7 million in the first quarter of 2017 and intangible asset amortization of $5.9 million and inventory step up of $8.9 million in the first quarter of 2016, cost of goods sold was $10.1 million in the first quarter of 2017, compared to $8.5 million in the first quarter of 2016, an increase of 19%.  The increase was mainly due to higher AMITIZA sales in Japan.

  Gross margin, calculated as product sales revenue less cost of goods sold as a percentage of product sales revenue, was 51% for the first quarter of 2017, compared to 12% for the same period in 2016, an increase of 325%. The increase was primarily due to the inclusion of inventory step up cost in the first quarter of 2016.  Excluding intangible asset amortization of $6.7 million in the first quarter of 2017, intangible asset amortization of $5.9 million and inventory step up of $8.9 million in the first quarter of 2016, gross margin was 70% in the first quarter of 2017 compared to 68% in the first quarter of 2016, an increase of 2%.

  Research and development, general and administrative, and selling and marketing expenses were $28.5 million for the first quarter of 2017 compared to $24.4 million for the same period in 2016, an increase of $4.1 million, or 17%.  The increase was primarily due to the Vtesse transaction costs partially offset by the discontinuance of the cobiprostone and RTU-1096 programs and non-recurring CPP option cost in 2016.

  The effective tax rate for the first quarter of 2017 was 44%, compared to 43% in the same period in 2016.  The slight fluctuation year over year is due to an overall reduction in the Company’s effective tax rate due to a shift in product mix, partially offset by a discrete item related to foreign currency movements related to tax liabilities arising from the R-Tech Ueno acquisition.

  At March 31, 2017, cash, cash equivalents, restricted cash and investments were $243.7 million compared to $198.5 million at December 31, 2016.  This increase is primarily due to the settlement of trade accounts receivable and receipt of the Mylan milestone payment that was earned in the fourth quarter of 2016.  At March 31, 2017 and December 31, 2016, notes payable were $291.0 million and $290.5 million, respectively.  Sucampo’s net debt position at March 31, 2017 was $47.3 million, compared to $92.0 million at December 31, 2016.

Geographic Sales

  Company revenues by product type and geographic location for the three months ended March 31, 2017 and 2016 were as follows

	Three months ended March 31, 2017			Three months ended March 31, 2016
(In thousands)	USA	Japan	Total	USA	Japan	Total

AMITIZA Product sales	11,315	20,024	31,339	8,974	14,460	23,434
AMITIZA Royalty	18,435	-	18,435	16,500	-	16,500
Rescula Product Sales	(1)	2,815	2,814	(2)	3,163	3,161
Total	29,749	22,839	52,588	25,472	17,623	43,095

Guidance

Sucampo today reiterated its guidance for the full year ending December 31, 2017.  Sucampo expects total revenue of $220.0 million to $230.0 million, adjusted net income of $56.0 million to $66.0 million, adjusted EPS of $1.00 to $1.10, adjusted EBITDA of $109.0 million to $119.0 million and free cash flow of $86.0 million to $96.0 million.

Certain prior year non-GAAP amounts have been reclassified for consistency with the current period-adjusted presentation. These reclassifications had no effect on the reported results of operations. A reconciliation of GAAP Net Income to Adjusted Net Income and GAAP Net Income to Adjusted EBITDA, the most directly comparable GAAP financial measure, is included in the tables below.

	RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME
	(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	March 31, 2017	March 31, 2016
Adjusted Net Income:
GAAP net income (loss)	4,624	(4,057)
Amortization intangibles	6,753	5,911
Amortization inventory step-up	0	8,932
R&D License Option Expense	0	3,000
Restructuring costs	365	183
One time severance payments	476	0
Acquisition related expenses	7,010	527
Amortization of financing costs	472	922
Foreign Currency Translation	(194)	351
Tax effect on adjustments	(6,528)	(6,019)
Total Non-GAAP Adjustments	8,354	13,808
Adjusted Net Income	12,978	9,750

GAAP Weighted Average Shares - Dilutive	62,107	42,539
Adjusted Weighted Average Shares - Diluted	62,107	42,539
GAAP Net Income per Share - Diluted	0.10	(0.10)
Adjusted Net Income per Share - Diluted	0.23	0.23

	RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA
	(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	March 31, 2017	March 31, 2016
GAAP net income	4,624	(4,057)
Adjustments:
Taxes	3,585	(3,038)
Interest expense	2,890	6,270
Interest income	(28)	(25)
Depreciation and amortization	198	259
Amortization intangibles	6,753	5,911
Amortization inventory step-up	0	8,932
EBITDA	18,022	14,252
Non-GAAP Adjustments:
Share Based Compensation	2,275	1,915
R&D License Option Expense	0	3,000
Restructuring costs	365	183
One time severance payments	476	0
Acquisition related expenses	7,010	527
Foreign Currency Translation	(194)	351
Total Non-GAAP Adjustments	9,932	5,976
Adjusted EBITDA	27,954	20,228

Non-GAAP Financial Measures

This press release contains four financial metrics (Adjusted Net Income, EBITDA, Adjusted EBITDA and Free Cash Flow) that are considered “non-GAAP” financial metrics under applicable Securities and Exchange Commission rules and regulations. These non-GAAP financial metrics should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The company’s definition of these non-GAAP metrics may differ from similarly titled metrics used by others. Adjusted Net Income adjusts for specified items that can be highly variable or difficult to predict, and various non-cash items, which includes amortization of acquired intangibles, inventory step-up adjustment, R&D intangible asset impairment, restructuring costs, one time severance payments, acquisition related expenses, amortization of debt financing costs, debt extinguishment, R&D license option expense, foreign currency translations and the tax impact of these adjustments. EBITDA reflects net income excluding the impact of provision for income taxes, interest expense, interest income, depreciation, R&D intangible asset impairment, amortization of acquired intangibles and inventory step-up adjustments. Adjusted EBITDA reflects EBITDA and adjusts for specified items that can be highly variable or difficult to predict, and various non-cash items, which includes share based compensation expense, restructuring costs, one time severance payments, acquisition related expenses, debt extinguishment, R&D license option expense and foreign currency translations.  Free cash flow reflects net cash provided by operating activities less expenditures made for property and equipment. The company views these non-GAAP financial metrics as a means to facilitate management’s financial and operational decision-making, including evaluation of the company’s historical operating results and comparison to competitors’ operating results. These non-GAAP financial metrics reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the company’s business.

The determination of the amounts that are excluded from these non-GAAP financial metrics is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Because non-GAAP financial metrics exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly-filed reports in their entirety.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today, Wednesday, May 3, 2017 at 8:30 am ET.  Conference call and Webcast participation details are as follows:
Dial-in number: 888-636-8238 (domestic) or 484-747-6635 (international)
Passcode: 8878999
Webcast link: http://www.sucampo.com/investors/events-presentations/

Conference call replay:
Dates: Starting at 11:30 AM ET, May 3, 2017 a replay of the teleconference and webcast will be available
Dial-in number: 855-859-2056 (domestic) or 404-537-3406 (international)
Passcode: 8878999
Webcast link: http://www.sucampo.com/investors/events-presentations/; then click ‘Archived Events’

About AMITIZA® (lubiprostone)

AMITIZA (lubiprostone) is a chloride channel activator that acts locally in the small intestine. By increasing intestinal fluid secretion, lubiprostone increases motility in the intestine, thereby facilitating the passage of stool and alleviating symptoms associated with CIC. Lubiprostone, via activation of apical CIC-2 channels in intestinal epithelial cells, bypasses the antisecretory action of opiates that results from suppression of secretomotor neuron excitability. Activation of CIC-2 by lubiprostone has also been shown to stimulate recovery of mucosal barrier function and reduce intestinal permeability via the restoration of tight junction protein complexes in ex vivo studies of ischemic porcine intestine.

AMITIZA (24 mcg twice daily) is indicated in the U.S. and Israel for the treatment of adults with CIC and opioid-induced constipation (OIC) with chronic, non-cancer pain. AMITIZA (8 mcg twice daily) is also approved in the U.S. and Israel for irritable bowel syndrome with constipation (IBS-C) in women 18 years of age and older. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Canada, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults. In the U.K., AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g. educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About RESCULA®

Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan for the treatment of glaucoma and ocular hypertension.  RESCULA is marketed in Japan by Santen Pharmaceutical Co., Ltd. (Santen).  We acquired RESCULA as part of the acquisition of R-Tech Ueno in 2015.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of specialized medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA, its lead product, and RESCULA – and a late-stage pipeline of product candidates in clinical development for orphan disease areas. VTS-270 is a mixture of 2-hydroxypropyl-B-cyclodextrins with a specific compositional fingerprint that has been granted orphan designation in the U.S. and Europe and is in a pivotal Phase 2/3 clinical trial for the treatment of Niemann-Pick Disease Type C-1. Sucampo has an option for the North American rights to CPP1- x/sulindac, which is in Phase 3 development for the treatment of familial adenomatous polyposis and has been granted orphan drug designation in the U.S. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan and Switzerland. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

Follow us on Twitter (@Sucampo_Pharma). Follow us on LinkedIn (Sucampo Pharmaceuticals).

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding financial results, product development, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; Sucampo’s ability to successfully integrate the operations of acquired businesses; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the effects of competitive products on Sucampo’s products; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 8, 2017, as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)
	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$243,480	$198,308
Product royalties receivable	18,426	26,261
Accounts receivable, net	20,537	42,998
Restricted cash	213	213
Inventories, net	22,978	23,468
Prepaid expenses and other current assets	16,725	15,984
Total current assets	322,359	307,232
Investments, non-current	5,556	5,495
Property and equipment, net	6,197	6,216
Intangible assets, net	121,381	128,134
Goodwill	73,022	73,022
Other assets	688	752
Total assets	$529,203	$520,851

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,006	$9,190
Accrued expenses	17,096	12,389
Accrued interest	2,538	129
Deferred revenue, current	834	1,315
Income tax payable	3,477	7,153
Other current liabilities	2,876	2,175
Total current liabilities	34,827	32,351

Notes payable, non-current	290,979	290,516
Deferred revenue, non-current	1,572	805
Deferred tax liability, net	18,375	21,289
Other liabilities	9,142	8,791
Total liabilities	354,895	353,752

Preferred stock, $0.01 par value; 5,000,000 shares authorized at March 31, 2017 and December 31,
2016; no shares issued and outstanding at March 31, 2017 and December 31, 2016	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at March 31, 2017
and December 31, 2016; 46,464,559 and 46,415,749 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	464	464
Class B common stock, $0.01 par value; 75,000,000 shares authorized at March 31, 2017 and
December 31, 2016; no shares issued and outstanding at March 31, 2017 and December 31, 2016	-	-
Additional paid-in capital	123,984	120,251
Accumulated other comprehensive income	54,451	54,527
Treasury stock, at cost; 3,009,942 shares at March 31, 2017 and December 31, 2016	(46,269)	(46,269)
Retained earnings	41,678	38,126
Total stockholders' equity	174,308	167,099
Total liabilities and stockholders' equity	$529,203	$520,851

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)
	Three Months Ended March 31,
	2017	2016
Revenues:
Product royalty revenue	$18,435	$16,716
Product sales revenue	34,154	26,595
Research and development revenue	3,448	3,430
Contract and collaboration revenue	246	467
Total revenues	56,283	47,208

Costs and expenses:
Costs of goods sold	16,883	23,338
Research and development	10,333	14,671
General and administrative	17,691	8,927
Selling and marketing	516	775
Total costs and expenses	45,423	47,711

Income (loss) from operations	10,860	(503)
Non-operating income (expense):
Interest income	28	25
Interest expense	(2,890)	(6,270)
Other income (expense), net	211	(347)
Total non-operating expense, net	(2,651)	(6,592)

Income (loss) before income taxes	8,209	(7,095)
Income tax (provision) benefit	(3,585)	3,038
Net income (loss)	$4,624	$(4,057)

Net income (loss) per share:
Basic	$0.11	$(0.10)
Diluted	$0.10	$(0.10)
Weighted average common shares outstanding:
Basic	43,442	42,539
Diluted	62,107	42,539

Comprehensive income
Net income (loss)	$4,624	$(4,057)
Other comprehensive income (expense):
Unrealized gain (loss) on pension benefit obligation	1	(8)
Foreign currency translation gain (loss)	(77)	15,555
Comprehensive income	$4,548	$11,490

Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com